Exhibit 10.1

Note: The following is an English translated version of the original agreement which was executed in German.

Lydall Gerhardi GmbH & Co. KG Mr. Klaus Ritschel Auf der Koppel 9 58540 Meinerzhagen	GEFA Leasing GmbH West Region - Erkrath Jörg Ernst Tel.: 0211 / 23384 - 207 Fax: 0211 / 23384 - 244 e-mail: joerg.ernst@gefa.de 2/4/2005 / er

Agreement on the Leasing Agreement for a LoireSafe Transfer Press Line

Dear Mr. Ritschel:

In the letter of 12/22/2004, we sent you the leasing agreement documents for the above-mentioned object leased. Furthermore, the method of proceeding after expiration of the calculated running time of 84 months is to be determined.

In this respect, the following was agreed upon:

According to § 9 of the Lease Conditions, the Lessee has the possibility of canceling the Lease Agreement at the times agreed. In the case of a cancellation at the end of the 84th month after the beginning of the Lease, the Lessee can purchase the object leased for a lump sum purchase price of 4% of the original purchase price.

Should a cancellation not be desired at the 84th month after the beginning of the Lease, the Lease Agreement can be continued at reduced rates.

After the end of the 84th month after the start of the lease, the monthly lease payment is 0.35% of the net purchase price.

In the case of a cancellation at the end of the months indicated below, the Lessee can purchase the object leased for a lump-sum purchase price. The purchase price will be, at the end of the

90th month	3%
96th month	2%
and after the 102nd month	1% of the original purchase price.

Please make a countersigned copy of this agreement available.

Page 2 of the letter to Lydall Gerhardi GmbH & Co. KG of 2/4/2005

Cordially,

GEFA – Leasing GmbH

/s/ Mr. Korfman
Mr. Korfman Finance Director

/s/ Mr. Glorfeld
Mr. Glorfeld Deputy of Finance Director

We have taken note of the contents of this letter. We agree with the above-stated conditions.

Meinerzhagen, on:

April 18, 2005

/s/ Klaus Ritschel
Klaus Ritschel Lydall Gerhardi GmbH & Co. KG

SG Equipment Finance	GEFA-Leasing GmbH

CONFIRMATION OF ACCEPTANCE – Cancelable Lease	151681
Contract No.
Wuppertal, 3/31/2005

Name and Address of Lessee	Name and Address of Supplier

Lydall Gerhardi GmbH & Co. KG	Loire Safe
Auf der Koppel 9	Zikunaga, 22

D-58549 Meinerzhagen	20120 Hernani (Gupúzkoa) Spain

By Fax in Advance
Please forward to Mr. Ritschel

Description of Objected Leased Delivery Deadline	Net Sales Price EUR	Sales Tax
1 LoireSafe Transfer Press Line	2,995,000.00	16.0
Lease Calculation Basis (LBC)	2,995,000.00

Leasing Rate for the LBC	Lease Installment EUR	Plus all Sales Taxes
1.35928%	40,710.44	Currently 16.0%

Ladies and Gentlemen:

Dear Mr. Ritschel:

Thank you for your application on 3/21/2005 for a lease agreement, which we hereby accept. The lease agreement will bear the number cited above.

A countersigned copy of the agreement will be sent to you separately upon the final payment for the lease agreement.

We sent our purchase order to the supplier today.

Please quickly return the enclosed Acceptance Confirmation form, signed in a legally binding manner.

We assume that you have previously satisfied yourselves with the proper functioning of the object leased. Should the object leased prove to be defective, please inform the supplier immediately, to preserve any warranty claims; send us a copy of your written report of defects.

The following is agreed upon: The start of the lease and the due date for the first lease installment is 4/1/2005.

We will reimburse you for the partial payments you already made to the supplier, in an amount totaling EUR 2,396,000.00 upon the start of the agreement. This assumes that the supplier has returned our purchase order, signed in a legally binding manner (we are enclosed a copy of this purchase order with this letter).

Furthermore, we have supplemented the final payments as a percentage of the net sale price according to § 9 of the Lease Conditions as follows:

84th month and thereafter 0%

Within the framework of the EC Domestic Market, we are required to provide statistical data on the movement of goods within the Community. Since you, as the recipient of the goods, have more precise information on the data required (bill of delivery, etc.), please return the enclosed form, filled out with confirmation of your acceptance.

Cordially,

/s/ Mr. Korfman
Mr. Korfman Finance Director

/s/ Mr. Glorfeld
Mr. Glorfeld

GEFA-Leasing GmbH

SG Equipment Finance	GEFA-Leasing GmbH

PURCHASE ORDER	151681
Contract No.
Wuppertal, 3/31/2005

Name and Address of Supplier	Name and Address of Lessee

Loire Safe	Lydall Gerhardi GmbH & Co. KG
Zikunaga, 22	Auf der Koppel 9

20120 Hernani (Gupúzkoa)	D-58540 Meinerzhagen
Spain

Description of the Object Leased Delivery Deadline	Net Sale Price EUR	Sales Tax %	Discount %
1 LoireSafe Transfer Press Line	2,995,000.00	0	0.00

According to Order No.: 61988 of Lessee fated 3/31/2004

Site of Object Leased:        See Lessee’s address

(Precise Address)

Ladies and Gentlemen:

We have signed a Lease Agreement with the above-named Lessee for the above-described Leased Object to be supplied by you. With the agreement of Lessee, we are buying the Leased Object from you under the sale and delivery conditions agreed upon between you and Lessee, to the extent the same are not abrogated by the contents of this purchase agreement.

The delivery is to be made to Lessee according to the agreed-upon conditions. The ownership of the Object Leased is transferred to us as soon as we pay the agreed-upon sales price. The transfer is replaced by the fact that you will deliver the Object Leased to Lessee and will assign your claim against the possessor for return of the item to us, under the condition that the sales price is previously paid to Loire Safe (1).

[stamp in left margin]

LOIRE Sdad. Anma. Franco Española

[illegible signature]

We will pay the sales price immediately, upon written confirmation to us from Lessee that the delivery and any related installation of the Leased Object has been made without objection.

[paragraph deleted] (1)

We have your bill No. 05/7001.136 dated 3/9/2006. As Lessee informed us, it has already paid the sum of EUR 2,396,000.00 to you. We will compensate Lessee for this amount and transfer the remainder, EUR 559,000.00, to your account at Banco Santander Central Hispano S.A. after release by Lessee.

Under the Lease Agreement, Lessee is entitled to demand that we assign to it of all warranty rights arising from this purchase contract. You hereby declare that you accept such assignment.

Please confirm your agreement with this purchase order in writing, by returning the enclosed copy with your legally-binding signature.

(1)	corrections made according to the e-mail from Mr. Ritschel (Lydall-Gerhardi) of 4/6/2005 to Mr. Alvaro Palacios (Loire Safe) with copy to Mr. Frank Gloerfeld (Gefa). A copy of the e-mail is attached.

LOIRE Sdad Anma. Franco Española
P.P.	Cordially,
/s/ Mr. Palavreif	GEFA Leasing GmbH
Mr. Palavreif	/s/ Mr. Korfman
Finance Director	Finance Director

Hernani (Spain), April 7, 2005	/s/ Mr. Glorfeld
(Company Stamp and Signature of Supplier)	Mr. Glorfeld

SG Equipment Finance	GEFA-Leasing GmbH

CONFIRMATION OF ACCEPTANCE – Cancelable Lease	151681
Contract No.
Wuppertal, 3/31/2005

Name and Address of Supplier

GEFA-Leasing GmbH Robert-Daum-Platz 1	Loire Safe

42117 Wuppertal	20120 Hernani (Gupúzkoa)
Spain

Description of Objected Leased Delivery Deadline	Net Sales Price EUR	Sales Tax
1 LoireSafe Transfer Press Line	2,995,000.00	16.0
Lease Calculation Basis (LBC)	2,995,000.00

The above-described Leased Object was delivered by your agent by the above-indicated deadline and placed at the site agreed upon. There were no objections. Please pay the Supplier’s bill. Any rights of GEFA-Leasing GmbH as owner of the Leased Object are unaffected by this Confirmation of Acceptance.

Location of the Leased Object (precise address):

Amount withheld as Security: EUR 599,000.00

Payment after Separate Release

Mr. Bischofs

Can we confirm this to the leasing company in such manner?

Cordially,

/s/  K. Ritschel

K. Ritschel

[stamp]
LYDALL GERHARDI
GMBH & CO. KG
Auf der Koppel
58540 Meinerzhagen
4/18/2005	Company Stamp and Legally Binding Signature

SG

Equipment Finance

GEFA Leasing GmbH	Your Branch: 40699 Erkrath, Heinrich-Hertz-Str. 16 Telephone 0211 / 23384-0 / Fax 0211 / 23384-222 e-mail region.west@gefa.de

Cancelable Lease Contract Name and Address of Lessee Lydall Gerhardi GmbH & Co. KG Auf der Koppel 9 D-58540 Meinerzhagen		Contract Number 151681 Name and Address of Supplier Loire Safe Zikunaga, 22 E-20120 Hernani

Object Leased (Machine / unit / chassis number)		Delivery time		Net Purchase	Sales Tax

1 LoireSafe Transfer Press Line			EUR	2,995,000.00	16%

Monthly lease rate of the purchase price Cancellation dates and final payments in % of net purchase price according to § 9 of the Lease Conditions at	1.35928%	Total purchase price	EUR	2,995,000.00
		Monthly rate (subject to the agreement under the amount and due date of the lease payments)	EUR	40,710.44
48th month (first opportunity)	51%	+ Sales Tax	EUR	6,513.67
54th month	44%
60th month	36%	Total monthly payment	EUR	47,224.11
66th month	29%

72nd month	21%
78th month	13%
84th month	0%	Location: see address of Lessee

after the beginning of the lease in each case, plus sales tax	Lease beginning: and	due date of the first lease payment:
	04.01.2005	on the first day of the month of acceptance

The Lessee authorizes GEFA to collect from its account Number at the XXXXXXXXXXXX (Bank Routing Number ) XXXXXXXX

With the first lease payment, GEFA will invoice a one-time processing fee in the amount of EUR 250.00 + 16% sales tax EUR 40.00 = EUR 290.00

The parties to the contract agree that the lease payments to be made by the Lessee, in the case of a cancellation of the Lease Contract before the cancellation date on which, for the first time, no termination payment in accordance with § 9 of the Lease Conditions must be made, do not cover the acquisition or manufacturing costs, as well as the ancillary costs including GEFA’s financing costs. The Lessee correspondingly recognizes its duty to pay the full amortization of GEFA by paying a termination payment to GEFA, as provided in § 9 of the Lease Conditions on the reverse hereof.

The Making of the Contract

The Lessee offers GEFA Leasing GmbH – hereinafter called GEFA – the execution of this Lease Contract on the following conditions and those listed on the reverse hereof. It authorizes GEFA, through an agreement with the Supplier, to take its place under the conditions negotiated by it, including the Supplier’s delivery conditions accepted by it, to enter into the purchase/work/work delivery contract made by it with the Supplier (hereinafter the Supply Contract) or to execute with the Supplier a Supply Contract under the conditions confirmed in writing by the Lessee as negotiated by the Lessee and GEFA. The Lessee is bound by its offer of a contract for a period of four weeks after submission documents necessary for a decision on its offer of a contract. The Lease Contract comes into being with its written acceptance by GEFA. After acceptance, GEFA will send the Supplier an offer to enter into the Supply Contract or to make a Supply Contract. The parties can cancel the Lease Contract if no Supply Contract comes into being between GEFA and the Supplier in a reasonable time.

Acceptance

The Lessee is required to accept the object leased from the Supplier. It accepts, in the place of GEFA, the duty to examine the object leased without delay for agreement with the completeness and correct delivery, free of defects, as agreed between the Lessee and the Supplier, and to notify the Supplier, as well as GEFA, in writing of any such defect without delay. If, upon examination of the object leased, no defect appears, then the Lessee must confirm to GEFA, in writing, that the object leased was delivered to it and when, and that no defect was visible therein (Acceptance Declaration). After receipt of the Acceptance Declaration, GEFA will pay the purchase price/wages for service (hereinafter purchase price) to the Supplier. On the date of actual acceptance of the object leased, the Lease Contract takes effect (beginning of Lease), subject to other agreements. GEFA has the right to record the beginning of the Lease in advance.

Amount and Due Date of the Lease Payments

The lease payments, the first of which is due at the time agreed, are each due on the first day of the following month. In the case of quarterly, semi-annual or annual payments, the subsequent lease payments are due on the first of the first month of the following quarter, half year or year. The Lease Payments are based on the interest rate at the time of submission of the lease offer. If the interest rate has changed in comparison with this, upon receipt of the Acceptance Declaration by GEFA, both parties may, within four weeks after the beginning of the Lease Contract, demand an adjustment in the lease rate through the arrival of a corresponding declaration by the other party to the contract, as the case may be. If the net purchase price of the object leased is changed in the agreement with the Lessee, then the lease payments and the final payment in accordance with § 9 will be changed proportionately. The Lessee must pay the current sales tax on the lease payments.

GEFA has the right to store, internally, data – including data related to persons – concerning the requesting (for example, Lessee, total debtors, guarantors, lease payments, period of the contract, beginning of the lease payments) and performance of the Contract (for example, early termination, cancellation without notice, the filing of a complaint, execution measures) from the beginning of the business relationship concerning the Lessee and any co-signer or guarantor (§ 28 BDSG), to use for the processing of the offer/contract and to transmit it to a refinancing institution for the purpose of re-financing the Contract. The Lessee can, at any time, demand information concerning the use of the data. GEFA will delete the data provided to it after the end of the Contract from its storage facilities, if the Lessee so wishes.

Wuppertal, 3/31/2005	Meinerzhagen, 3/21/2005
Place, Date	Place, Date

GEFA-Leasing GmbH

/S/ MR. KORFMANN	/S/ MARTIN KLAUTKE
Mr. Korfmann	Martin Klautke
Finance Director	Operations Manager

/S/ MR. GLORFELD	/S/ KLAUS RITSCHEL
Mr. Glorfeld	Klaus Ritschel
Deputy of the Finance Director	Director of Finance

(Company stamp and signature of Lessee)

Lease Conditions

§ 1 Breach of Duty through Non-Delivery or Failure to Deliver in a Timely Fashion

If the object leased should not be delivered or not be delivered timely, then the Lessee has no claims against GEFA for fulfillment under Leasing Law. Instead, GEFA hereby transfers its claims against the Supplier for non-delivery, delay in delivery, as well as the claims and rights from the delivery or design of the objects leased with respect to guarantees, even if these are provided by third parties to the Lessee. Not assigned are the claim for reimbursement of payments already made by GEFA as well as the claims by GEFA arising from non-fulfillment of the delivery contract and reimbursement of GEFA for any damages that arise. The Lessee is required to enforce and persist in the transferred rights and claims without delay and at its own expense – including court costs. To the extent that rights and claims are not transferred to it, it is hereby empowered and required to assert them in its own name and for its own account, with the proviso that payments from the non-fulfillment and for any damages to GEFA are to be paid only to GEFA. The Lessee shall keep GEFA informed of the filing of any claims without delay and continuously.

If the Lessee effectively cancels the Supply Contract due to the claims transferred, or if the contract is not fulfilled in connection with the assertion of claims for damages instead of performance, the parties are entitled to cancel the Lease Contract. If the Lease Contract is cancelled, then GEFA must reimburse the Lessee for performances that it has provided under the Lease Contract simultaneously against the surrender of the object leased.

§ 2 Holding Harmless

The Lessee must hold GEFA harmless of all private and public law claims that third parties make against it as owner of the object leased, providing it to the Lessee or on other grounds such as importation, supply, set-up, installation or use of the object leased, as well as from all costs connected with such facts, and to compensate GEFA for performances already provided in this regard.

§ 3 Protection of GEFA’s Rights

1.	The Lessee must keep the object leased, at its own expense, in operating and usable condition and maintain it in accordance with the manufacturer’s recommendations or as is generally customary, or have it maintained by a qualified specialized company.

2.	Without the written consent of GEFA, the Lessee may not undertake changes in the object leased that affect its nature or decrease its value, and may not transfer it to third parties, either for compensation or without compensation.

3.	GEFA has the right, during normal business hours, to examine the object leased and to mark it as its property.

4.	A connection of the object leased to real property is done for a temporary purpose and with the intention of separating it at the end of the Lease Contract. The Lessee will make this clear with respect to the owner of the real property in each case.

5.	Personal property that the Lessee builds into the object leased passes to the ownership of GEFA; the Lease Contract also extends to these built-in objects. The Lessee has the right to recreate the original condition.

6.	The Lessee will notify GEFA without delay concerning execution measures with respect to the object leased or the real property on which it is located. The intervention expenses that GEFA incurs will be borne by the Lessee to the extent that GEFA is not reimbursed for them.

7.	A vehicle as object leased is registered in the name of the Lessee, the holder in the sense of highway traffic law, the required insurance law, etc. Handing it over to company members is permissible provided these are in possession of a valid driver’s license.

§ 4 Object and Price Risk

1.	The Lessee shall bear the risk for the accidental destruction, the disappearance, total damage, deterioration and loss of usability of the object leased, for any reasons whatever, provided these are not attributable to GEFA. Upon the occurrence of one of these events, subject to the following agreements, the Lessee is still required to continue to provide the performance owed by it.

2.	At an occurrence of an event, according to Para. 1, the Lessee has the right and the duty, at its own option, without delay, and regardless of whether an insurance policy or a third party must respond for the event, either to repair the leased object at its own expense or to replace it with an object of the same type and value and to continue the lease contract unchanged, or to terminate the Lease Contract early. The Lessee will notify GEFA in writing, without delay, concerning the choice made by it.

3.	If the Lessee chooses to early termination, then it must pay to GEFA the total of the outstanding lease payments up to the next cancellation date according to § 9, as well as the corresponding termination payment, with interest to the current value, plus value added tax. The applicable interest rate for the calculation of interest corresponds to that of § 7 Para. 2 a). The amount owed by the Lessee, according to this, is decreased by any expenses GEFA may be saved for the further development of the Lease Contract. Simultaneously against payment of the redemption amount, title to the object leased passes to the Lessee.

4.	If the Lessee chooses repair, then it must place the object leased into a condition in accordance with the Contract and prove this to GEFA. If it chooses replacement, then it must obtain ownership thereof for GEFA, to the extent that GEFA does not obtain the replacement object leased from the supplier. The Lease Contract will then apply unchanged for the replacement object.

5.	If the Lessee does not make its choice without delay, or if it fails to cancel the Lease Contract within a reasonable time corresponding to its choice, to repair or to replace the object leased, GEFA shall have the right to demand the early cancellation of the Lease Contract by the Lessee; in this case, the legal consequences of Para. 3 apply accordingly.

§ 5 Insurance

1.	The Lessee will insure the object leased for the duration of the lease at its own expense, at the new value, against loss, destruction, damage, as well as all further risks for which GEFA deems an insurance policy necessary, according to its judgment and in accordance with its duties, and include it in its company liability insurance. The Lessee will insure an EDP installation by obtaining an electronic insurance policy. For a motor vehicle, the Lessee will obtain liability insurance with a customary scope of coverage (personal injury, damage to property and capital) and a full coverage insurance policy with a customary deductible amount.

2.	The Lessee agrees to submit to GEFA, at the latest within 14 days after the beginning of the lease, a request for the delivery of an insurance certificate / insurance confirmation to be forwarded to its insurer. If it should fail to comply with this duty or with the payment of the agreed insurance premiums, in spite of reminder, GEFA has the right to contract for the corresponding insurance policy at the Lessee’s expense.

3.	The Lessee hereby assigns its rights and claims arising from the insurance of the object leased as well as its claims for compensation for damage to the object leased to GEFA.

4.	Insurance and compensation amounts paid to GEFA in the case of § 4 Para. 3 must be credited to the amount the Lessee is committed to pay, up to the amount owed by it, in the case of § 4 Para. 4, against submission of corresponding documentation to the Lessee or – in the case that the Lessee has not completely paid the repair or acquisition cost – to pay entirely or in part to the shop or the Supplier of the replacement object.

5.	To the extent that the Lessee has complied with its duty to redeem the Lease Contract or to repair or replace the object leased, GEFA must assign back to the Lessee the insurance claims in the amount of performance already provided by the Lessee, arising from an event mentioned in § 4 Para. 1.

6.	If the insurer or a damaging party does not comply with its payment duties, it is incumbent upon the Lessee to enforce the rights and claims assigned to GEFA, at its own expense, with respect to the insurance or the damaging party, in its own name – even in court – with the proviso that it demands the payment to GEFA.

§ 6 Liability in the Case of Factual and Legal Deficiencies

1.	As a result of the fact that the selection of the Supplier and of the object leased was made solely by the Lessee, claims by the Lessee against GEFA due to factual and legal deficiencies or the lack of usability of the object leased, as well as for deficient payment or performance possibilities on the part of the Supplier are excluded.

2.	In return, GEFA hereby assigns its claims arising from the purchase or work contract against the Supplier for performances not in accordance with the contract, especially the right to re-fulfillment, to cancel the Supply Contract, to decrease it or to compensation for damages, as well as claims arising from the infringing of contractual and/or pre-contractual subsidiary duties, in addition to the claims and rights already assigned in § 1 Para. 1 Clause 2 to the Lessee. With respect to the assertion of the rights and claims, § 1 Para. 2 applies accordingly. Not assigned are, in addition to the claims listed in § 1 Para. 2 Clause 2, the claims arising from decreasing and redelivery. In the case of payment of compensation for damages, GEFA has the duty to pass along amounts it receives to the Lessee, to the extent that they go beyond its interest in the case of cancellation of the Contract.

3.	The Lessee can refuse to make the lease payments as a result of a factual or legal deficiency only (in the case of decreasing, only partially) if the effectiveness of the cancellation or decrease declaration from the supply is provably and justifiably not contested or the Supplier justifiably recognizes the claim for compensation for damages instead of the performance, otherwise only after it has filed a complaint for cancellation of the Supply Contract, compensation for damages instead of the performance or a decrease in the purchase price. If the Lessee, as a result, (partially) ceases the lease payments, then, to the extent that it continues to use the object leased, it must, at GEFA’s option, either pay the lease payments into a trust account or provide a bank guarantee for the fulfillment of the Lease Contract. The assertion of claims – even in court – for supplementary fulfillment does not release the Lessee from its payment duties.

4.1	If the Lessee enforces the claim for the supply of a leased object free of deficiencies against the Supplier, GEFA agrees that the previous object will be exchanged for a new object of equal value, to the extent that title to the new object is transferred to GEFA. The Lessee will notify GEFA without delay of the intended exchange of the object leased. If the Lessee should receive title from the supplier to the exchanged object, the parties agree already now that, in this case, the title to the object will pass to GEFA. The transfer will be replaced by GEFA granting to the Lessee the exchange object as a leased object, according to the conditions of this contract for use. If a third party owns the exchange object, the transfer will be replaced by the Lessee, assigning its surrender claim against it to GEFA.

4.2	The Lease Contract begins, in this case, only with the transfer of the exchanged object. Lease payments made before the redelivery will be reimbursed by GEFA to the Lessee after the deduction of a reasonable use compensation that corresponds at least to the use compensation claimed by the Supplier. Instead of this, the Lessee may demand that the Lease Contract be continued as originally agreed. In this case, the Lessee must pay, from the beginning of the Contract, the lease payments plus the use compensation that GEFA may be required to pay to the Supplier. In this case, it will be considered that the Contract begins at the time of the delivery of the original object leased. As compensation, GEFA will grant the Lessee a reasonable share of the higher receipts in connection with the agreement made according to § 9 Para. 3 resulting form the redelivery, at the time of salvaging the object leased after the termination of the Lease Contract.

4.3	The Lessee must notify GEFA at the time of notification of the intended redelivery whether it wishes to restart or continue the Lease Contract. If it fails to do so, GEFA may grant it a two-week period to exercise the right to choose, with the notification that if this period expires without results, the Lease Contract in accordance with § 6 Para. 4.2, 2nd paragraph, will be continued.

5.	If the Lessee enforces a decrease with respect to the Supplier, the lease payments from the beginning and the final payment in accordance with § 9 will be decreased in the measure in which the purchase price decreases. GEFA will refund overpayments to the Lessee.

6.	If the Lessee enforces against the Supplier the cancellation of the Supply Contract or the annulment of the Supply Contract due to the claim for compensation for damages rather than the performance, then the business basis for the Lease Contract disappears. The parties have the right to cancel the Contract. In both cases, GEFA must refund to the Lessee any overpaid amounts; on the other hand, GEFA retains a claim for the issuance of the benefits obtained by the Lessee.

7.	The Lessee is required to return to the Supplier the defective leased object in connection with the supply of a non-defective object due to cancellation or in connection with compensation for damage instead of performance only simultaneously against fulfillment of the payment or ownership change duties of the Supplier/third party with respect to GEFA. In relation to GEFA, the return is at the risk and expense of the Lessee.

§ 7 Extraordinary Cancellation

1.	GEFA can cancel the Lease Contract without notice if an important ground exists. This ground exists especially if

a)	the Lessee, who is not a user in the sense of § 500 BGB, is either in default for two successive periods in the making of the lease payments or is in default for an amount equivalent to one lease payment for at least two months;

b)	the Lessee, who is a user in the sense of § 500 BGB, is in default of at least two subsequent payments, entirely or in part, and at least 10%, in the case of a running period of the Lease Contract exceeding 3 years, with 5% of the nominal amount and GEFA has previously unsuccessfully given it a two-week period for the payment of the amount in default, with the declaration that, in the case of nonpayment within the period granted, it would demand the entire remaining debt;

c)	since the time of the execution of the Contract, a substantial worsening has occurred in the economic conditions of the Lessee and, as a result, the GEFA’s claim for the fulfillment of the obligations from the Lease Contract is at risk;

d)	the Lessee, in spite of notice served, continues a use of the object leased in violation of the Contract, infringes substantial duties arising from this contract that are incumbent upon him, or fails to correct the consequences of its behavior in violation of the Contract and as a result damages GEFA’s rights to a substantial extent;

e)	the Lessee has provided false information concerning its capital position, which may endanger the economic interests of GEFA to a substantial extent;

f)	the Lessee ceases to make payments, the opening of insolvency proceedings is declined for lack of substance or a proceeding is initiated against it for the providing of the sworn assurance.

2.	In case of extraordinary cancellation of the Lease Contract, the Lessee is required to surrender the object leased immediately. § 10 Para. 1 applies correspondingly. GEFA will dispose freely of the object leased according to its own judgment in the awareness of its duties. The Lessee is required to compensate GEFA for damages caused by the non-fulfillment of the Contract. These damages are calculated from the difference between

a)	the sum of the lease payments still outstanding until the next cancellation date in accordance with §9 and the corresponding final payment without Sales Tax, bearing interest at the interest rate that, at the time of the execution of the Lease Contract – if the lease rate was adjusted in accordance with the adjustment agreement under “Amount and Due Date of the Lease Payments” (obverse), then the rate at the time of the adjustment – which would have had to be paid in order to obtain a corresponding credit on the money and capital market, and

b)	the expenses saved by GEFA as well as 90% of the net income from the salvaging of the object leased less salvage costs.

Proof of a different higher or lower damages is not denied the parties.

3.	If the cancellation takes place before acceptance (obverse, under “Acceptance”), the Lessee must reimburse GEFA’s performances with respect to the purchase price and hold GEFA harmless from all duties arising out of the delivery contract and the Lease Contract. Simultaneously against payment and release, GEFA’s rights to the object leased pass to the Lessee.

4.	The cancellation of the heir according to § 564 BGB is excluded.

§ 8 Assignment, Co-debtor

1.	The assignment of the rights and claims of the Lessee from the Lease Contract requires the written consent of GEFA.

2.	The Lessee and co-debtors are jointly and severally liable.

§ 9 Termination of the Lease Contract

1.	The Lease Contract is made for an indefinite time. The Lessee can cancel the Lease Contract in writing for the first time at the end of the month indicated on the obverse, after the beginning of the lease and thereafter at six-month intervals. The cancellation notice period is three months.

2.	In case of cancellation, the final payments agreed on the obverse as a percentage of the net purchase price for each cancellation time will fall due. The legal sales tax is to be paid on the final payment.

3.	90% of the proceeds obtained from salvaging the object leased will be applied to the final payment up to the amount owed. If the Lessee executes a new Lease Contract of the same type with GEFA at the latest one month after the end of the Lease Contract, the proceeds from the salvage will be credited fully to the final payment period. Any additional amount due is to be paid within two weeks after written notice.

§ 10 Return, Disposal of the Object Leased, Assigning Claims Back

1.	After the termination of the Lease Contract, the Lessee must return the object leased, provided it does not buy it, at its own expense and risk, with transport insurance, to GEFA, at its address Robert-Daum-Platz 1, 42117 Wuppertal, or another location designated by GEFA within the Federal Republic of Germany, or upon request of GEFA, at its own costs, to dispose of it in accordance with the provisions of the law.

2.	The Lease Contract will not be extended in the case of continuation of use by the Lessee beyond the time of termination of the Contract.

3.	Upon termination of the Lease Contract, the Lessee hereby assigns all claims that were assigned to it in accordance with § 1 Para. 1 and § 6 Para. 2, which, at the time of the termination, are not already in use in the courts, to GEFA. Any benefit arising to GEFA from this will be credited by it to the commitments of the Lessee.

§ 11 Information, Especially the Submission of the Annual Closing as a Substantial Contractual Duty

The Lessee is required to reveal its economic conditions to GEFA, during the term of the lease, upon request, especially to submit its annual closings. This is a substantial contractual commitment. The Lessee hereby authorizes GEFA to submit these documents and this information to the refinancing institute.

§ 12 Final Provisions

1.	Changes to this Contract, including changes to this clause requiring the written form, must be in written.

2.	Place of fulfillment and court jurisdiction is Wuppertal. The law of the Federal Republic of Germany applies.

3.	If a provision of this Contract should be invalid, then the validity of the other agreements is not affected thereby. That agreement which legally comes closest to the intended economic purpose is to take the place of the invalid agreement.

Supplementary Agreement to Cancelable Price Contract No. 151681 of 03/31/2005

GEFA Leasing GmbH, Robert-Daum-Platz 1, 42117 Wuppertal

- Lessor -

and

Lydall Gerhardi GmbH & Co. KG, Auf der Koppel 9, 58540 Meinerzhagen

- Lessee -

intend to execute a Lease Agreement concerning a Loire Safe Transfer Press Line. This Agreement is based on the General Business Conditions of the Lessor, designated as “Lease Conditions.”

With respect to the Agreement and some of the Lease Conditions, the Parties agree on the following differing or supplementary individual agreements:

1. According to § 9 of the Lease Conditions, the Lessee has the possibility of canceling the Lease Agreement at the times agreed. In the case of a cancellation at the end of the 84th month after the beginning of the Lease, the Lessee can purchase the object leased for a lump sum purchase price of 4% of the original purchase price.

In this case, the Lessee accepts the object leased in the condition of the time of acceptance. All claims due to factual defects (§ 437 of the BGB) against the Lessor are excluded. This does not apply to compensation for damages according to § 437 Para. 3 of the BGB, to the extent that the defect has led to an injury to the life, body or health of the Lessee, its legal representatives, its performance or fulfillment personnel, or third parties who have contact with the object leased, and for damages that arise from a grossly negligent or intentional non-compliance by the Lessor, its legal representatives or fulfillment personnel.

Should a cancellation not be desired at the 84th month after the beginning of the Lease, the Lease Agreement can be continued at reduced rates. Thereafter, the monthly lease payment is 0.35% of the net purchase price.

In the case of a cancellation at the end of the months indicated below, the Lessee can purchase the object leased for a lump-sum purchase price. The purchase price will be, at the end of the

90th month 3%

96th month 2%

and after the 102nd month, 1% of the original purchase price.

Para. 1 Subpara. 2 applies correspondingly.

2.	The Lease Payments are due on the first of each month, the first payment is therefore due on the 1st of the month following the acceptance date.

3.	The Parties agree that the Lessee bears the risk of accidental destruction, loss, total damage, degradation and loss of usability of the object leased, unless the Lessor is responsible for them. To the extent that the Lessee, after the occurrence of the above-mentioned event, makes payments in compensation for damages to the Lessor, the latter hereby assigns any existing claims for damages against third parties to the Lessee concurrently against payment. The Lessee hereby accepts the assignment.

4.	The Parties agree that a cancellation of the Agreement in accordance with § 7 Para. 1c of the Terms of Supply can be considered only if the fulfillment of the commitments arising from the Lease Agreement is concretely and seriously endangered.

5.	The Lessor agrees, in the case of a cancellation by the Lessee, to arrange for the sale of the object leased, provided it has surrendered to the Lessor. If, at the time of the cancellation, a sale is impractical due to the actual value of the object leased, then the Lessor has no duty to undertake it. In this case, the Lessor is required to prove to the Lessee, through a corresponding expert appraisal, the impracticality of the sale.

6.	The Parties agree that the Lessee complies with its commitments according to § 11 of the Lease Conditions by submitting its balance sheet issued in accordance with the Commercial Law Book, at the latest at the end of the 3rd quarter of the following year. In addition, the Lessee agrees to submit semi-annual intermediate figures.

Wuppertal 3/31/2005	Meinerzhagen, 3/30/2005

for the Lessor	For the Lessee

/S/ MR. KORFMANN	/S/ BERTRAND PLOQUIN
Mr. Korfmann	Bertrand Ploquin
Finance Director	Managing Director

/S/ MR. GLORFELD	/S/ KLAUS RITSCHEL
Mr. Glorfeld	Klaus Ritschel
Deputy of the Finance Director	Director of Finance